Exhibit 10.42

Cott Beverages USA

A Division of Cott Beverages, Inc.

1000 10th Avenue

Columbus, GA 31901

(706) 660-9223

March 12, 2004

Matt Kane

4917 Cherry Laurel Way

Sarasota, Florida 34241

Dear Matt:

I am very pleased to offer you the position of Vice President Law based in Tampa, Florida. This position will report to Mark Halperin, SVP General Counsel, and will be effective April 12, 2004. This letter will outline some of the terms and conditions of your employment with Cott Beverages USA, A Division of Cott Beverages Inc. (the “Company”). Please note that this is not a contract of employment or a promise of employment for any specific term.

Your base salary will be $225,000 per year paid on a semi-monthly basis. Cott will also provide you with a car allowance of $10,000.00 per year paid on a semi-monthly basis. You will be entitled to participate in the 2004 bonus plan – full details will be forwarded under separate cover. However in summary, this plan would entitle you to a target bonus of 50% of your base salary and also provides for opportunity to earn bonus beyond the 50% target amount, up to a level of 100% of your base salary base salary based on Company and personal performance.

Your performance evaluations and salary reviews will generally be conducted on an annual basis and any increase would be a part of the annual review process. On your date of hire you will be granted 10,000 stock options.

Effective on your date of hire, you will be eligible for Cott’s Benefit Program. Our Benefit Program includes health, disability and life insurance benefits. You should note that our health insurance plan does have a pre-existing illness provision, which limits the amount payable for pre-existing illnesses for 12 consecutive months beginning on your enrollment date. However, if you have been covered for health insurance by your prior employer, you may have creditable prior coverage. In order, to help determine that, please provide a HIPAA certificate from your prior employer. Employee contributions are required for our Program.

In addition, on the first day of a quarter following at least six months of employment, you will be eligible for Cott’s 401 (K) Savings Retirement Plan. You will also be eligible to participate in the Employee Share Purchase Plan after completing ninety (90) days of employment. Your regular annual entitlement of three (3) weeks vacation will commence in 2004. Vacation earned 2004 will be prorated based on your date of hire. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the one, which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of your Manager.

Cott will provide you with relocation assistance to Tampa, Florida. Relocation offer is for one year from start date. The enclosed document outlines the relocation package provided by Cott. If you terminate employment with Cott within your first year of employment, you will be required to reimburse Cott, on a pro-rated basis, relocation expenses paid on your behalf.

Prior to employment Cott requires successful completion of our pre-employment processing. This includes a background investigation of your qualifications and references, as well as a drug screen. To make arrangements for your drug screen, please contact Quest Diagnostics at (800) 377-8448 to get the location of the lab nearest you.

Please see the enclosed checklist of forms and dates the forms are due to be turned in to Hunan Resources Department.

To comply with the Immigration Reform and Control Act of 1986, the company must verify your identity and authorization to work in the United States. Therefore, please bring with you on your first day either one original

March 12, 2004

Matt Kane

document from the list A or one original document from the list B and one original document from the list C. Acceptable documents are listed on the backside of the enclosed INS form I-9. If you have any difficulty in this regard, please call me immediately.

Upon acceptance of this offer, you acknowledge and agree that Cott has the right to disclose confidential information regarding you to any third party as required by law.

Matt, I am excited about having you join us. You have a lot to contribute to our company. I know that you can look forward to joining a dynamic and challenging organization with rewarding career opportunities. Please indicate your acceptance of this offer by returning one signed original of both the offer letter and confidentiality agreement to me.

If you have any questions, please call me at 519-661-7256.

Yours truly,

/s/ Colin Walker
Colin Walker
SVP Corporate Resources

Cc:	Human Resources
Charlotte Pope

I accept this offer of employment and the terms identified herein.

/s/ Matthew A. Kane, Jr.	3/17/04
Matt Kane	Date